Technology Industry Leader
Kenny Van Zant Joins Castlight Health Board of Directors

SAN FRANCISCO - August 29, 2016 - Castlight Health, Inc. (NYSE: CSLT), a leading health benefits platform provider, today announced that technology industry leader Kenny Van Zant has joined its Board of Directors. Bryan Roberts, PhD, co-founder of Castlight and general partner at Venrock, remains Castlight’s Chairman of the Board.

Most recently, Kenny Van Zant was the Head of Business at Asana, the creator of cloud-based SaaS project management tools, where he led all business functions, including sales, marketing, customer support and finance. Prior to his role at Asana, Van Zant was the Senior Vice President, Chief Product Strategist at SolarWinds, where he led marketing and products. He has also held business and marketing leadership roles at Motive, BroadJump and Cisco Systems. He serves as an advisor at Group Gift Service, Inc., Docker, Inc., OneLogin, Inc. and Pantheon Systems, Inc.

“I’m thrilled to welcome Kenny to our Board. He brings world-class product marketing and sales expertise, which will be an invaluable resource to our team. I am confident that his leadership will help support us in our mission to empower people to make the best choices for their health, and help companies make the most of their health benefits,” said Giovanni Colella, M.D., co-founder and CEO of Castlight Health.

 “There is tremendous potential in applying technology to help tackle the many problems in our dysfunctional healthcare system, and Castlight is at the forefront of innovation in this space,” said Van Zant. “It is a great honor to join the Castlight board and I look forward to working closely with their leadership team.”

About Castlight Health

Our mission is to empower people to make the best choices for their health and to help companies make the most of their health benefits. We offer a health benefits platform that engages employees to make better healthcare decisions and can guide them to the right program, care, and provider. The platform also enables benefit leaders to communicate and measure their programs while driving employee engagement with targeted, relevant communications. Castlight has partnered with enterprise customers, spanning millions of lives, to improve healthcare outcomes, lower costs, and increase benefits satisfaction.

For more information visit www.castlighthealth.com. Follow us on Twitter and LinkedIn and Like us on Facebook.

Copyright 2016 Castlight Health, Inc. Castlight Health® is the registered trademark of Castlight Health, Inc. Other company and product names may be trademarks of the respective companies with which they are associated.

Media Contact:
Jim Rivas
press@castlighthealth.com
415-829-1568